Filed pursuant to Rule 424(b)(2)
SEC File No. 333-156724

The information in this preliminary prospectus supplement is subject to completion and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offering to sell or soliciting an offer to buy, nor shall there be any offer or sale of, the securities to which this preliminary prospectus supplement and the accompanying prospectus relate in any jurisdiction in which such an offer or sale is not permitted.

Subject to Completion, dated September 14, 2009

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 14, 2009)

€

Wal-Mart Stores, Inc.

    % Notes Due

We are offering €             aggregate principal amount of our         % notes due     .

We will pay interest on the notes on September      of each year, beginning on September     , 2010. Interest will accrue from September     , 2009. The notes will mature on September     ,             .

The notes will be our senior unsecured debt obligations, will rank equally with our other senior unsecured indebtedness and will not be convertible or exchangeable.

The notes will not be redeemable except upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Notes—Redemption upon Tax Event” in this prospectus supplement.

	Per Note		Total
Public offering price		%	€
Underwriting discount		%	€
Proceeds, before expenses, to Wal-Mart Stores, Inc.		%	€

This prospectus supplement dated September     , 2009, together with the accompanying prospectus dated January 14, 2009, when in final form, will constitute a “prospectus” for the purpose of the European Union’s Directive 2003/71/EC (the “Prospectus Directive”).

Application has been made to the Irish Stock Exchange (the “Irish Stock Exchange”) for the €              aggregate principal amount of our         % notes due                  to be admitted to the Official List (the “Official List”) and trading on its regulated market.

Neither the U.S. Securities and Exchange Commission nor any state securities commission in the United States has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in the notes is subject to certain risks. See “Risk Factors” on page S-8 of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. against payment on or about September     , 2009.

Joint Book-Running Managers

Barclays Capital	Deutsche Bank	The Royal Bank of Scotland

September     , 2009

Prospectus Supplement

Prospectus

You should rely on the information contained in this prospectus supplement and contained or incorporated by reference into the accompanying prospectus in evaluating, and deciding whether to make, an investment in the notes. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the notes and the admission to trading on the regulated market of the Irish Stock Exchange.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person, in any jurisdiction in which that offer or solicitation is not authorized or delivered to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief, the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the accompanying prospectus, is in accordance with the facts and does not omit anything likely to affect the import of that information.

Notes being offered and sold outside the United States are being offered and sold in reliance upon Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Notes being offered and sold in the United States (including any notes which are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States from time to time in the United States in transactions requiring registration under the Securities Act) are being offered and sold pursuant to the shelf registration statement under the Securities Act on file with the U.S. Securities and Exchange Commission (the “SEC”) of which this prospectus supplement and the accompanying prospectus are a part. This prospectus supplement and the accompanying prospectus relate to both notes being offered and sold in reliance upon Regulation S and notes being offered and sold pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. See “Capitalization” and “Underwriting” in this prospectus supplement.

In this prospectus supplement, the terms “Walmart,” the “Company,” “we,” “our” and “us” refer to Wal-Mart Stores, Inc. unless otherwise stated or unless the context otherwise requires. References herein to “$” and “dollars” are to the lawful currency of the United States of America. References herein to “£” and “pounds sterling” are to the lawful currency of the United Kingdom. References herein to “¥” and “yen” are to the lawful currency of Japan. References herein to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

BASIS OF PREPARATION OF FINANCIAL INFORMATION

Our consolidated financial statements and the notes thereto and our other financial information included in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus as described below under “Available Information” and under “Where You Can Find More Information” in the accompanying prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

AVAILABLE INFORMATION

In accordance with the rules of the SEC, we have incorporated by reference into the accompanying prospectus our reports listed in the accompanying prospectus under “Where You Can Find More Information” and certain other reports and documents that we have filed with the SEC after January 14, 2009. These reports include, among others, our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, including specified information contained in our annual report to our shareholders for our fiscal year ended on January 31, 2009 and in our proxy statement relating to our Annual Shareholders’ Meeting held on June 5, 2009 that is incorporated by reference therein, a copy of which information is included in the exhibits to such Annual Report on Form 10-K or, in the case of the information in such proxy statement, is available on the SEC’s website and our corporate website. Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2009 and July 31, 2009 and our Current Reports on Form 8-K filed on February 5, 2009, March 9, 2009, March 26, 2009, May 14, 2009 (reporting information under Item 8.01), May 20, 2009 and July 24, 2009 are also incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus for information about obtaining access to or copies of those filings from the SEC or on our corporate website. Physical copies of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, will be available free of charge at the office in London of The Bank of New York Mellon, One Canada Square, London, E14 5AL, England, our paying agent and transfer agent in London with respect to the notes. In addition, certain of our debt securities are currently admitted to the Official List and to trading on its regulated market, and, accordingly, you may obtain access to, or physical copies of, the reports and other information concerning us that we have filed with the Irish Stock Exchange at its facilities or at the offices of The Bank of New York Mellon in London. See “Listing and General Information” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

We have incorporated by reference into the accompanying prospectus our audited consolidated financial statements as of and for our fiscal years ended January 31, 2008 and 2009 and the accompanying notes thereto. Copies of those audited financial statements and the notes thereto and the reports of Ernst & Young LLP, an independent registered public accounting firm, as to their audit of those consolidated financial statements, as well as the documents incorporated by reference in the accompanying prospectus on or prior to the date of this prospectus supplement, have been provided to the Irish Stock Exchange.

No report, proxy statement or other filing of the Company that the Company files with the SEC after the date of this prospectus supplement shall be deemed incorporated by reference in this prospectus solely for purposes of the Prospectus Directive and Prospectus (Directive 2003/71/EC) Regulations 2005.

None of the information contained on our corporate website at www.walmartstores.com or any other website sponsored by us is a part of this prospectus supplement or the accompanying prospectus.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, DEUTSCHE BANK AG, LONDON BRANCH (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

OVERVIEW

This overview does not contain all of the information concerning the offering of the notes that is important to you. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus for more information concerning this offering, the notes and Wal-Mart Stores, Inc.

Issuer	Wal-Mart Stores, Inc.

Notes Offered	€ aggregate principal amount of % notes due .

Issue Price	% of the principal amount of the notes.

Maturity	We will repay the notes at 100% of their principal amount plus accrued interest on September , .

Interest Rate	% per annum.

Interest Payment Date	September of each year, beginning on September , 2010.

Currency of Payment	All payments of interest and principal, including any payments made upon any redemption of the notes, will be made in euro.

Calculation of Interest	Interest will be computed on an Actual/Actual (ICMA) day count fraction basis as described under “Description of the Notes.”

Ranking	The notes will be our senior unsecured debt obligations and will rank equally with our other senior unsecured indebtedness.

Form and Denomination	We will issue the notes in fully registered form in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The notes will be represented by a global note. We will not issue certificated securities for the notes to you, except in the limited circumstances described under “Book-Entry Issuance—Certificated Debt Securities” in the accompanying prospectus. Beneficial interests in the global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Settlement of the notes will occur in same day funds.

Further Issuances	We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes offered hereby (except for the offering price and the issue date) so that those additional notes will be consolidated and form a single series with the notes we are offering hereby. No additional notes may be issued if an event of default under the indenture under which the notes will be issued has occurred and is continuing.

Additional Amounts	We will pay to beneficial owners of notes who are non-U.S. persons additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein, subject to the terms and limitations set forth under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. Any additional amounts will be paid in euro.

Redemption upon Tax Event	We may, at our option, redeem the notes in whole, but not in part, at a price equal to 100% of the principal amount of the notes upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Notes—Redemption upon Tax Event” in this prospectus supplement and under “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus.

Use of Proceeds	We will use the net proceeds from the sale of the notes for our general corporate purposes.

Listing	We have applied to have the € aggregate principal amount of our % notes due admitted to the Official List and to trading on its regulated market. We may terminate the admission of the notes to the Official List and for trading on its regulated market in certain circumstances described under “Risk Factors” in this prospectus supplement.

Trustee, Registrar, U.S. Paying Agent and U.S. Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

London Paying Agent and Transfer Agent	The Bank of New York Mellon.

Ratings	As of the date of this prospectus supplement, our senior unsecured long-term debt obligations were rated AA by Standard & Poor’s Financial Services LLC, Aa2 by Moody’s Investors Service Inc., AA by Fitch Ratings Inc. and AA by DBRS, Inc. We will apply for specific ratings for the notes and expect that the ratings for the notes will be the same as the ratings listed above. See “Ratings” in this prospectus supplement for more information regarding such ratings.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

Date of Delivery of the Notes	We expect that delivery of the notes in book-entry form through the facilities of Clearstream and Euroclear will occur on or about September , 2009.

RISK FACTORS

An investment in the notes may involve risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. We discuss certain other risk factors relating to our business under “Part I. Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, which is incorporated by reference into the accompanying prospectus.

An active trading market may not develop for the notes.

The notes constitute a new issue of securities for which no established trading market exists. An active secondary market in the notes may not develop, and little or no demand for the notes may exist in any secondary market that may develop. Consequently, investors may not be able to sell their notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Any illiquidity of the notes could have an adverse effect on the market value of the notes. It is not possible to predict with any certainty the price at which the notes will trade in any secondary market in the notes that may develop.

The underwriters have advised us that they or their respective affiliates may make a market in the notes, but they do not have any obligation to do so. Any underwriter or any affiliate of an underwriter conducting any market making activity in the notes may discontinue that activity at any time and without notice.

We may terminate any admission of the notes to the Official List and to trading on its regulated market.

We have applied to have the notes admitted to the Official List and to have the notes admitted to trading on its regulated market. If the notes are admitted to the Official List and to trading on its regulated market, we may at any time terminate the admission of the notes to the Official List without the consent of the holders of the notes if (1) after exercising all reasonable efforts, we are unable to comply with the requirements for maintaining the admission of the notes to the Official List, (2) the maintenance of such admission of the notes is unduly burdensome or (3) we determine that the provisions of the European Union’s Directive 2004/109/EC would make the maintenance of such admission unduly burdensome. In such an event, we will promptly use reasonable efforts to list the notes for trading on another securities exchange unless we are unable to comply with the listing requirements of any other securities exchange with respect to a listing of the notes or such other listing would place similarly burdensome requirements on us. In any such event, the notes may not be listed on any securities exchange.

Holders of the notes will receive payments solely in euro.

All payments of interest on and the principal of the notes, any redemption price for, and any additional amounts with respect to, the notes will be made in euro. We, the underwriters, the trustee and the paying agents with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting payments of interest, principal, any redemption price or any additional amount in euro made with respect to the notes into dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the current global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

WAL-MART STORES, INC.

We are the world’s largest retailer, with total net sales of $401.2 billion in our fiscal year ended January 31, 2009. We operate retail stores in various formats and under 53 different banners in 15 countries. Employing more than 2.1 million associates around the world, we serve our customers and members primarily through the operation of three business segments:

•	our Walmart U.S. segment, which includes our supercenters, discount stores and Neighborhood Markets in the United States;

•	our International segment, which includes our operations outside of the United States and operates a variety of retail formats; and

•	our Sam’s Club segment, which includes our warehouse membership clubs in the United States.

We currently operate in all 50 states of the United States, in Argentina, Brazil, Canada, Japan, Puerto Rico and the United Kingdom, and, through majority-owned subsidiaries, in Chile, Costa Rica, El Salvador, Guatemala, Honduras, Mexico and Nicaragua. We operate in China and India through joint ventures and through other controlled subsidiaries in China.

As of July 31, 2009, we operated in the United States:

•	2,664 supercenters;

•	861 discount stores;

•	157 Neighborhood Markets; and

•	602 Sam’s Clubs.

As of July 31, 2009, we operated 32 units in Argentina, 359 units in Brazil, 312 units in Canada, 516 units in Central America, 229 units in Chile, 371 units in Japan, 1,262 units in Mexico, 56 units in Puerto Rico, 364 units in the United Kingdom and, through joint ventures and controlled subsidiaries, 258 units in China. The units in those countries include various retail formats and, in Mexico, restaurants.

Wal-Mart Stores, Inc. is the parent company of, and conducts a substantial part of its operations through, a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart Central America, Wal-Mart de Mexico, S.A. de C.V., ASDA Group Limited, Sam’s West, Inc., Sam’s East, Inc., The Seiyu, Ltd., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Company, Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated under the General Corporation Law of the State of Delaware, United States of America, on October 31, 1969, with registration number 0732109. We maintain our registered office in the State of Delaware at 1209 Orange Street, Wilmington, Delaware 19801.

Our principal executive offices are located at 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America. Our telephone number is 1-479-273-4000, and the address of our corporate website is www.walmartstores.com.

RECENT DEVELOPMENTS

On August 6, 2009, we issued and sold ¥83.1 billion aggregate principal amount of our Japanese Yen Bonds - Third Series (2009) and ¥16.9 billion aggregate principal amount of our Japanese Yen Floating Rate Bonds - Second Series (2009) and used the net proceeds to repay a portion of our outstanding borrowings under our existing Yen credit facility. Our Japanese Yen Bonds - Third Series (2009) bear interest at a rate of 1.49% per annum. Our Japanese Yen Floating Rate Bonds - Second Series (2009) bear interest at a floating rate of interest equal to an applicable six-month Yen LIBOR for each interest period plus 0.60%, with an initial interest rate of 1.235%. We will pay interest on these bonds on February 6 and August 6 of each year, commencing on February 6, 2010. These bonds will mature on August 6, 2014 and are our senior, unsecured obligations. The offer and sale of such bonds were registered under the Japanese securities laws and were made in reliance upon Regulation S.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately €             ($             at the exchange rate of €1.00 = $              on September     , 2009, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the United States Federal Reserve Board) after underwriting discounts and payment of the expenses of application for admission of the notes to the Official List and to trading on its regulated market and other transaction expenses.

We will use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart Stores, Inc. and its consolidated subsidiaries at July 31, 2009 and as adjusted to give effect to (i) the offering and sale of the notes being offered hereby and (ii) the issuance and sale of ¥83.1 billion aggregate principal amount of our Japanese Yen Bonds -  Third Series (2009) and ¥16.9 billion aggregate principal amount of our Japanese Yen Floating Rate Bonds -  Second Series (2009) on August 6, 2009.

	July 31, 2009
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper and other short-term borrowings	$1,122		$1,122
Long-term debt due within one year	6,959		6,959
Obligations under capital leases due within one year	336		336

Total short-term debt and capital lease obligations	8,417		8,417

Long-term debt
% notes due	—
Japanese Yen Bonds - Third Series (2009)	—		881
Japanese Yen Floating Rate Bonds - Second Series (2009)	—		179
Other long-term debt	33,579		33,579
Long-term obligations under capital leases	3,246		3,246

Total long-term debt and capital lease obligations	36,825

Shareholders’ equity
Common stock and capital in excess of par value	4,173		4,173
Retained earnings	63,153		63,153
Accumulated other comprehensive loss	(318)		(318)

Total Wal-Mart shareholders’ equity	67,008		67,008

Total debt and capital lease obligations and shareholders’ equity	$112,250	$

The amount in the “as adjusted” column of the above table for the notes being offered hereby is the dollar equivalent of the aggregate principal amount of those notes, translated from euro to dollars using the exchange rate of €1.00 = $1.4279 on July 31, 2009, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the United States Federal Reserve Board. The amounts in the “as adjusted” column of the above table for our Japanese Yen Bonds - Third Series (2009) and our Japanese Yen Floating Rate Bonds - Second Series (2009) are the dollar equivalents of the aggregate principal amount of each such series of bonds, translated from yen to dollars using the exchange rate of ¥1.00 = $0.0106 on July 31, 2009, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the United States Federal Reserve Board.

We are offering the substantial portion of the notes outside the United States. We may offer and sell up to the equivalent of $             aggregate principal amount of the notes in the United States (including any notes that are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States in transactions requiring registration under the Securities Act) pursuant to our automatic shelf registration statement on file with the SEC (Registration No. 333-156724) of which this prospectus supplement and the accompanying prospectus are deemed to be a part. No limit exists on the amount of our debt securities that we may offer and sell pursuant to that shelf registration statement in the future.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart Stores, Inc. and its consolidated subsidiaries for the six months ended July 31, 2009 and 2008 and the fiscal years specified. All dollar amounts in this table are presented in U.S. dollars.

	Six Months Ended July 31,		Fiscal Years Ended January 31,
	2009	2008	2009	2008	2007	2006	2005
	(in millions)
Income Statement Data:
Net sales	$193,553	$195,588	$401,244	$374,307	$344,759	$308,945	$281,488
Cost of sales	145,541	148,490	306,158	286,350	263,979	237,649	216,832
Operating, selling, general and administrative expenses	38,512	37,662	76,651	70,174	63,892	55,724	50,178
Interest expense, net	940	952	1,900	1,794	1,529	1,180	980
Income from continuing operations(1)	6,703	6,682	13,753	13,269	12,614	11,710	10,731
Consolidated net income attributable to Walmart	6,464	6,471	13,400	12,731	11,284	11,231	10,267

(1)	Includes amounts attributable to the noncontrolling interest.

	As of July 31,		As of January 31,
	2009	2008	2009	2008	2007	2006	2005
	(in millions)
Balance Sheet Data:
Current assets of continuing operations	$48,878	$48,800	$48,754	$47,053	$46,489	$43,473	$37,913
Inventories	33,861	35,365	34,511	35,159	33,667	31,910	29,419
Property, equipment and capital lease assets, net	100,187	98,049	95,653	96,867	88,287	77,863	66,549
Total assets of continuing operations	168,795	165,921	163,234	162,547	150,658	135,758	117,139
Current liabilities of continuing operations	57,155	54,852	55,307	58,338	52,089	48,915	42,609
Long-term debt	33,579	34,168	31,349	29,799	27,222	26,429	20,087
Long-term obligations under capital leases	3,246	3,544	3,200	3,603	3,513	3,667	3,073
Total Walmart shareholders’ equity	67,008	66,793	65,285	64,608	61,573	53,171	49,396

The above selected financial data for fiscal years 2006 and 2005 have been restated to reflect the disposition of our South Korean and German operations that occurred in fiscal year 2007. The South Korean and German operations are presented as discontinued operations. The above selected financial data for fiscal years 2008, 2007 and 2006 have been restated to reflect the impact of Gazeley Limited, a former commercial property development subsidiary of ASDA Group Limited which was sold in July 2008, and the closure of approximately 23 stores and divestiture of other properties of The Seiyu, Ltd. in Japan in its restructuring program initiated in the third quarter of fiscal year 2009, as discontinued operations. See our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2009 and July 31, 2009, which are incorporated by reference in the accompanying prospectus, for information relating to the sale of Gazeley Limited and the restructuring program for The Seiyu, Ltd., as well as the related accounting presentations for these discontinued operations.

Effective February 1, 2009, we adopted the presentation and disclosure requirements of Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” retrospectively and all other provisions of SFAS 160 prospectively. Among other things, SFAS 160 requires that noncontrolling (i.e., minority) interests in subsidiaries be reported in the equity section of our consolidated balance sheets, rather than in the mezzanine section of our consolidated balance sheets between liabilities and equity. SFAS 160 also changes the manner in which the net income of such subsidiaries is reported and disclosed in our consolidated income statements. As reflected in the tables in “Capitalization” and “Selected Financial Data” above, we now refer to our consolidated net income as “consolidated net income attributable to Walmart” and to our total shareholders’ equity as “total Walmart shareholders’ equity.” Income from continuing operations, which includes amounts attributable to the controlling interest, represents income from continuing operations for the six months ended July 31, 2009 and 2008 and income from continuing operations before minority interest for the years ended January 31, 2009, 2008, 2007, 2006 and 2005. The adoption of SFAS 160 did not result in any change in our results of operations, including the amounts we have previously referred to as our “net income,” or in our shareholders’ equity.

RATINGS

As of the date of this prospectus supplement, our long-term debt securities have the following ratings assigned to them by the rating organizations indicated below.

Rating Organization	Rating
Standard & Poor’s Financial Services LLC	AA
Moody’s Investors Service Inc.	Aa2
Fitch Ratings Inc.	AA
DBRS, Inc.	AA

Ratings do not constitute a recommendation to buy, sell or hold the debt securities of the company being rated or any series of debt securities assigned a specific rating. A rating organization may revise or withdraw its rating at any time.

We will apply for specific ratings for the notes from Standard & Poor’s Financial Services LLC, Moody’s Investors Service Inc., Fitch Ratings Inc. and DBRS, Inc. and expect that the ratings for the notes will be the same as the ratings listed above.

EXCHANGE RATES

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for periods prior to 2009 and, for periods and dates thereafter, by the United States Federal Reserve Board for euro (expressed in dollars per €1.00). The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2004	$1.3625	$1.1801	$1.2438	$1.3538
2005	1.3476	1.1667	1.2449	1.1842
2006	1.3327	1.1860	1.2563	1.3197
2007	1.4862	1.2904	1.3711	1.4603
2008	1.6010	1.2446	1.4726	1.3919
2009 (through September 4)	1.4416	1.2547	1.3569	1.4278

January 2009	$1.3946	$1.2804	$1.3244	$1.2804
February 2009	1.3064	1.2547	1.2797	1.2662
March 2009	1.3730	1.2549	1.3050	1.3261
April 2009	1.3548	1.2903	1.3199	1.3244
May 2009	1.4126	1.3267	1.3646	1.4126
June 2009	1.4270	1.3784	1.4014	1.4020
July 2009	1.4279	1.3852	1.4092	1.4279
August 2009	1.4416	1.4075	1.4266	1.4354
September 2009 (through September 4)	1.4278	1.4235	1.4259	1.4278

(1)	The average of the noon buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated, which are calculated as described in the accompanying prospectus under “Ratio of Earnings to Fixed Charges.” The following table supersedes the table showing the ratios of earnings to fixed charges set forth under “Ratio of Earnings to Fixed Charges” in the accompanying prospectus.

Six Months Ended July 31,		Year Ended January 31,
2009	2008	2009	2008	2007	2006	2005
8.6x	8.4x	8.6x	8.2x	8.7x	9.8x	10.7x

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF WALMART

Directors

The following persons are the members of our board of directors. The table sets forth their principal occupations. The business address for each director is 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America.

Director	Principal Occupation
Aida M. Alvarez	Former Administrator of the U. S. Small Business Administration

James W. Breyer	A Partner of Accel Partners, a venture capital firm

M. Michele Burns	Chair of the Board and Chief Executive Officer of Mercer LLC, a global professional services and consulting company

James I. Cash, Jr., Ph.D	Retired James E. Robison Professor of Business Administration at Harvard Business School

Roger C. Corbett	Retired Chief Executive Officer and Group Managing Director of Woolsworth Ltd., an Australian retailer

Douglas N. Daft	Retired Chairman and Chief Executive Officer of The Coca-Cola Company, a beverage manufacturer

Michael T. Duke	President and Chief Executive Officer of Wal-Mart Stores, Inc.

Gregory B. Penner	A General Partner of Madrone Capital Partners, an investment management firm

Allen I. Questrom	Former Chairman and Chief Executive Officer of J.C. Penney Corporation, Inc., a retailer

H. Lee Scott, Jr.	Chairman of the Executive Committee of the Board of Directors of Wal-Mart Stores, Inc. and former President and Chief Executive Officer of Wal-Mart Stores, Inc.

Arne M. Sorenson	President and Chief Operating Officer of Marriott International, Inc., an international operator of hotels, and President of Continental European Lodging

Jim C. Walton	Chairman and Chief Executive Officer of Arvest Bank Group, Inc., a group of banks

S. Robson Walton	Chairman of the Board of Wal-Mart Stores, Inc.

Christopher J. Williams	Chairman of the Board and Chief Executive Officer of The Williams Capital Group, L.P., an investment bank

Linda S. Wolf	Former Chairman and Chief Executive Officer of Leo Burnett Worldwide, Inc., an advertising agency and a division of Publicis Groupe, S.A.

Executive Officers

The following are our executive officers (as defined in the SEC’s Rule 3b-7) as of the date of this prospectus supplement. The business address for each executive officer is 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America.

Executive Officer	Title
S. Robson Walton	Chairman of the Board

Michael T. Duke	President and Chief Executive Officer

Eduardo Castro-Wright	Vice Chairman, Wal-Mart Stores, Inc., Responsible for Walmart U.S. Division

C. Douglas McMillon	Executive Vice President, President and Chief Executive Officer, International Division

H. Lee Scott, Jr.	Chairman of the Executive Committee of the Board of Directors

Brian C. Cornell	Executive Vice President, President and Chief Executive Officer, Sam’s Club Division

M. Susan Chambers	Executive Vice President, People Division

Leslie A. Dach	Executive Vice President, Corporate Affairs and Governmental Relations

Rollin L. Ford	Executive Vice President and Chief Information Officer

Thomas D. Hyde	Executive Vice President, Legal, Ethics and Corporate Secretary

Thomas M. Schoewe	Executive Vice President and Chief Financial Officer

Steven P. Whaley	Senior Vice President and Controller

As of the date of this prospectus supplement, we were not aware of any potential conflicts of interests between the duties that our directors and executive officers owed to us, on the one hand, and their private interests or the duties owed by any of them to any other person, on the other.

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the description of the more general terms and conditions of Walmart’s debt securities contained in the accompanying prospectus.

The notes will be issued under and pursuant to the indenture dated as of July 19, 2005, as supplemented, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The notes will be issued in registered book-entry form without interest coupons in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior unsecured debt.

The notes will mature on September     ,             . Unless previously redeemed or purchased and cancelled, we will repay the notes at 100% of their principal amount, together with accrued and unpaid interest thereon at their maturity. We will pay principal of and interest on the notes in euro.

The notes will be initially issued in an aggregate principal amount of €             . We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with and otherwise similar in all respects to the notes (except for the offering price and the issue date) so that those additional notes will be consolidated and form a single series with the notes that we are offering hereby. No additional notes of the series may be issued if an event of default under the indenture has occurred and is continuing.

The notes will bear interest from September     , 2009 at the annual interest rate specified on the cover page of this prospectus supplement. Interest on each note will be payable annually in arrears on September      of each year, beginning on September     , 2010, to the person in whose name the note is registered at the close of business on the immediately preceding September     . Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or September     , 2009 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

We will pay to beneficial owners of the notes who are non-U.S. persons additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein, subject to the terms and limitations set forth under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. Any additional amounts will be paid in euro.

The notes will not be subject to a sinking fund and will not be convertible or exchangeable. The notes will not be redeemable prior to maturity, except as set forth under “—Redemption upon Tax Event” in this prospectus supplement.

The notes will be subject to defeasance as described in the accompanying prospectus.

If any interest payment date for the notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that (i) is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York or London and (ii) is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Notices to holders of the notes will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication. So long as the notes are represented by a global security deposited with The Bank of New York Mellon, as the common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

The trustee will publish any notices regarding the notes in a daily newspaper of general circulation in The City of New York and in London. If the notes are admitted to the Official List and to trading on its regulated market, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Dublin, Ireland for so long as such publication is required pursuant to the Prospectus Directive or the rules of the Irish Stock Exchange. We expect that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Dublin, Ireland in the Irish Times. If publication in Dublin, Ireland is not practical, the trustee will publish these notices in an English language newspaper of general circulation elsewhere in Europe. Published notices will be deemed to have been given on the date they are published or, if published more than once, on the date of first publication. If publication as described above becomes impossible, the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture governing the notes (as successor-in-interest to J.P. Morgan Trust Company, National Association). The Bank of New York Mellon Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York Mellon Trust Company, N.A. will also be the principal paying agent and the transfer agent for the notes in London. Since January 14, 2009, we have issued pursuant to the indenture an additional $2,500,000,000 of our senior unsecured debt securities denominated in U.S. dollars and £1,000,000,000 of our senior unsecured debt securities denominated in pounds sterling. See “Description of the Debt Securities—Indenture Trustee” in the accompanying prospectus.

The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

We have made application for admission of the notes to the Official List and to trading on its regulated market, through our listing agent, Arthur Cox Listing Services Limited. Arthur Cox Listing Services Limited is acting solely in its capacity as listing agent for Wal-Mart Stores, Inc. in connection with the notes and is not itself seeking admission of the notes to the Official List or to trading on its regulated market for the purposes of the Prospectus Directive. The notes will not be listed for trading on any other securities exchange except in the circumstances described under “Risk Factors” in this prospectus supplement.

Redemption upon Tax Event

We may redeem the notes if certain tax-related events occur as described under “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus. For purposes of such redemption right, the date of this prospectus supplement will be deemed to be the date of “the applicable prospectus supplement relating to the first offer of debt securities of that series” as that phrase is used in “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus. If we redeem the notes as a result of a tax event as described in the accompanying prospectus and the notes are admitted to the Official List and to trading on its regulated market, we will publish a notice of the redemption in Dublin, Ireland. The redemption price paid for the notes upon any such redemption will be paid in euro.

Prescription

Under New York law, any legal action to enforce our payment obligations evidenced by the notes must be commenced within six years after payment is due. Thereafter, our payment obligations will generally become unenforceable.

Replacement of the Notes

If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver a new note of the same series and principal amount in exchange for such mutilated note. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and any security or indemnity required by it and us, then we shall execute, and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

BOOK-ENTRY ISSUANCE

The notes will be represented by a global security that will be registered in the name of the Common Depositary for Clearstream and Euroclear or its nominee. We will not issue certificated securities to you for the notes you purchase except in the limited circumstances described below and in the accompanying prospectus under “Book-Entry Issuance—Certificated Debt Securities.” Investors may hold book-entry interests in the global note through organizations that participate, directly or indirectly, in Clearstream, Euroclear or both. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Ave JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

The global note will be issued to the Common Depositary for Clearstream and Euroclear. Beneficial interests in the global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to the Common Depositary as the holder of the global note. The trustee and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global note for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global note to you or any other beneficial owners in the global note. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States of America.

Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

Additional information concerning book-entry procedures, as well as Clearstream and Euroclear, is set forth under “Book-Entry Issuance” in the accompanying prospectus.

Certificated Notes

As noted above, the global note will be exchanged for definitive notes only as described under “Book-Entry Issuance—Certificated Debt Securities” in the accompanying prospectus. In the event that we issue certificated securities under the limited circumstances described under “Book-Entry Issuance—Certificated Debt Securities” in the accompanying prospectus and the notes are admitted to the Official List and to trading on its regulated market at that time, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at, as the case may be, the office of the transfer agent in London or at the offices of the transfer agent in The City of New York. Copies of this assignment form may be obtained at, as the case may be, the office of the transfer agent in London, or at the offices of the transfer agent in The City of New York. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after a transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the office of the transfer agent in London or at the offices of the transfer agent in The City of New York. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form and the notes are admitted to the Official List at that time, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at, as the case may be, the office of the paying agent in London or at the offices of the paying agent in The City of New York. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the United Kingdom.

Unless and until we issue the notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•

all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the Common Depositary on behalf of Clearstream or Euroclear upon instructions from their direct participants; and

•

all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the Common Depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Certain U.S. Federal Income Tax Documentation Requirements

As discussed under “U.S. Federal Income Tax Considerations—Consequences to Non-United States Holders—U.S. Federal Withholding Tax” in the accompanying prospectus, a beneficial owner of notes who is a non-United States holder directly or indirectly holding notes through Clearstream or Euroclear will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on registered on registered debt issued by U.S. corporations (such as the Company), unless (1) each securities clearing organization, bank or other financial institution that holds customers’ notes in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold such U.S. tax complies with the applicable certification requirements described under “—U.S. Federal Withholding Tax” in the accompanying prospectus and (2) such beneficial owner files one of the United States Internal Revenue Service forms and certificates described under “—U.S. Federal Withholding Tax” in the accompanying prospectus. To obtain an exemption from (or a reduction in the rate of) the 30% U.S. withholding tax, the beneficial owner of a note must file the appropriate form and, if required, certificate with the person through whom it holds its beneficial interest in the notes, and the intermediary must, in turn, provide a copy of the form to us or our paying agent.

UNITED KINGDOM TAX CONSEQUENCES TO HOLDERS

The following is a summary of the material United Kingdom tax aspects as of the date of this prospectus supplement in relation to acquiring, holding or disposing of the notes. This summary relates only to the position of persons who are the absolute beneficial owners of the notes and may not apply to certain classes of persons such as dealers and holders who are connected with us for relevant tax purposes. For a discussion of material U.S. federal income tax consequences of the ownership of the notes, see “U.S. Federal Income Tax Considerations” in the accompanying prospectus, including the discussion under “Foreign Currency Debt Securities” therein.

This discussion is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership or disposition of the notes under the laws of the United Kingdom or any other country. Prospective purchasers or holders of the notes should consult their own tax advisers concerning the tax consequences of purchasing, owning and selling notes under the laws of the United Kingdom and the laws of any other tax jurisdiction to which prospective purchasers or holders of the notes may be subject, as this summary is not tax advice.

Withholding Tax on Interest Paid

Interest paid on the notes may be paid without withholding or deduction for or on account of United Kingdom income tax except in circumstances where such interest has a United Kingdom source (“U.K. Interest”).

Payments of U.K. Interest may be made without withholding or deduction for or on account of United Kingdom income tax if the notes in respect of which the U.K. Interest is paid carry a right to interest and are listed on a “recognized stock exchange” within the meaning of section 1005 of the United Kingdom Income Tax Act 2007. The Irish Stock Exchange is a recognized stock exchange for these purposes and so interest may be paid on the notes without withholding or deduction for or on account of United Kingdom income tax for so long as the notes continue to be admitted to the Official List and to trading on its regulated market.

The United Kingdom HM Revenue & Customs has powers to require any person in the United Kingdom paying or crediting interest in the ordinary course of its business on our behalf to provide information to the United Kingdom HM Revenue & Customs in respect of the interest paid or credited and certain details relating to the holder of notes. In certain circumstances, the United Kingdom HM Revenue & Customs may be entitled to exchange such information with the tax authorities of other jurisdictions. Interest for this purpose includes any amount to which a person holding a “deeply discounted security” is entitled upon redemption of that security.

Taxation of Noteholders

United Kingdom Corporation Tax Payers

Noteholders within the charge to United Kingdom corporation tax will be liable to United Kingdom corporation tax on any interest, profits, returns or other gains on, or fluctuations in value of, the notes (and be entitled to obtain relief for permitted losses). Any such gains or losses will include foreign exchange gains or losses reflected in the statutory accounts of the noteholder. Any such profits (including interest) or permitted losses will generally be chargeable (or allowable, as appropriate) for each accounting period on an amortized cost or fair value basis of accounting, in accordance with noteholders’ statutory accounts. For such noteholders, the “accrued income scheme” (described below) will not apply to such a note.

Other United Kingdom Taxpayers—Taxation of Chargeable Gains

As the notes are denominated in euro, the notes will not constitute “qualifying corporate bonds” within the meaning of section 117 of the United Kingdom Taxation of Chargeable Gains Act 1992. Instead, the notes will be treated as non-qualifying corporate bonds, which fall within the United Kingdom taxation of chargeable gains regime. Accordingly, a chargeable gain or an allowable loss will arise on a disposal or redemption of the notes for the purposes of United Kingdom taxation of chargeable gains. Any gain or loss arising on a conversion of euro-denominated payments under the notes into pounds sterling will also be within the United Kingdom taxation of chargeable gains regime.

Accrued Income Scheme

A disposal of a note by a noteholder (other than a noteholder within the charge to corporation tax in respect thereof as described above under “—United Kingdom Corporation Tax Payers”) resident or ordinarily resident in the United Kingdom or who carries on a trade in the United Kingdom for the purposes of which the note is used or held may give rise to a charge to United Kingdom income tax in respect of the interest on the note which has accrued since the preceding interest payment date, under the provisions of the “accrued income scheme.” Noteholders are advised to consult their own professional advisers for further information about the accrued income scheme in general. Noteholders should note that, in December 2004, the United Kingdom HM Revenue & Customs announced that the accrued income scheme is to be reformed following a period of consultation. It is not currently known whether or in what form any changes arising from the consultations will be enacted and it is possible that, when any changes are created, they may affect the taxation treatment described in this paragraph.

Stamp Duty

No United Kingdom stamp duty or stamp duty reserve tax is payable on the issue, transfer by delivery or redemption of a note.

European Union Directive on the Taxation of Savings Income

EU Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income took effect on July 1, 2005. Under this directive, Member States of the European Union are required to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to an individual resident in another Member State, except that for a transitional period, Belgium, Luxembourg and Austria are instead required to operate a withholding system unless during that period they elect otherwise (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries and territories). The Belgian government has announced its intention to end the transitional period applicable to Belgium and thereafter operate the information providing regime with effect from January 1, 2010. A number of non-European Union countries and territories, including Switzerland, have agreed to adopt similar measures in substantially the same circumstances as envisaged by this directive (a withholding system in the case of Switzerland). Holders of the notes who are individuals should note that, should any payment in respect of the notes be subject to withholding imposed as a consequence of this directive or under the equivalent legislation, no additional amounts would be payable by us pursuant to the provisions described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

UNDERWRITING

Barclays Bank PLC, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc are acting as joint book-running managers for the offering of the notes and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement and the related pricing agreement entered into between the underwriters and us, the underwriters named below have severally agreed to purchase from us the principal amount of notes set forth opposite their name below:

Underwriters	Principal Amount of Notes
Barclays Bank PLC	€
Deutsche Bank AG, London Branch
The Royal Bank of Scotland plc

Total	€

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the underwriters that they propose to offer the notes initially at the price set forth on the cover page of this prospectus supplement. After the offering of the notes is completed, the underwriters may change the offering price and other selling terms.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We will pay transaction expenses relating to the offering of the notes and our application to have the notes admitted to the Official List and to trading on its regulated market, estimated to be approximately $225,000, which are in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

Stabilization, Short Positions and Market Making

In connection with the offering, Deutsche Bank AG, London Branch, on behalf of the underwriters, may engage, directly or through its affiliates, in certain transactions that stabilize the price of the notes, subject to applicable laws and regulations. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If Deutsche Bank AG, London Branch creates a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, Deutsche Bank AG, London Branch may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice as to the notes.

Certain Relationships

The underwriters and their affiliates may, from time to time, in the ordinary course of business provide, and have provided in the past, investment or commercial banking services and/or advisory services to us and our affiliates. Barclays Bank PLC, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc or affiliates thereof are dealers in one or more of our commercial paper programs. Affiliates of certain of the underwriters are also lenders to us.

Sales Outside the United States

The notes may be offered and sold in the United States and in certain jurisdictions outside the United States in which such offer and sale is permitted.

Notes being offered and sold outside the United States are being offered and sold in reliance upon Regulation S under the Securities Act. Notes being offered and sold in the United States (including any notes which are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States from time to time in transactions requiring registration under the Securities Act) are being offered and sold pursuant to the shelf registration statement under the Securities Act on file with the SEC of which this prospectus supplement and the accompanying prospectus are a part. See “Capitalization” in this prospectus supplement. The notes being sold in reliance on Regulation S may not be offered and sold in the United States or to U.S. persons except pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part or pursuant to an available exemption from the registration requirements of the Securities Act. The underwriters have agreed that all offers and sales of the notes prior to the end of a 40-day distribution compliance period following the date on which the notes are first offered to persons in reliance on Regulation S will be made only in accordance with Rule 903 of the SEC under the Securities Act or pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. This prospectus supplement and the accompanying prospectus relate to both notes being offered and sold in reliance upon Regulation S and notes being offered and sold pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that: (a) it will not underwrite the issue of, or place the notes, otherwise than in conformity with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3, including, without limitation, Regulations 7 and 152 thereof or any codes of conduct issued in connection therewith, and the provisions of the Investor Compensation Act 1998; (b) it will not underwrite the issue of, or place, the notes, otherwise than in conformity with the provisions of the Central Bank Acts 1942 - 1999 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989; (c) it will not underwrite the issue of, or place, or do anything in Ireland in respect of the notes otherwise than in conformity with the provisions of the Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005, by the Financial Regulator; and (d) it will not underwrite the issue of, place or otherwise act in Ireland in respect of the notes, otherwise than in conformity with the provisions of the Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 by the Financial Regulator.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that the notes have not been offered or sold, and will not be offered or sold, by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instrument and Exchange Law of Japan (the “Financial Instrument and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of

Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instrument and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore, and accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the pricing agreement.

Other Matters

In the case of any underwriter that is not registered in the United States as a broker-dealer, it will not effect any sales of the notes in the United States or will do so only through one or more U.S. registered broker-dealers in accordance with the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as permitted by the rules of the U.S. Financial Industry Regulatory Authority.

Although application has been made to the Irish Stock Exchange to have the notes admitted to the Official List and to trading on its regulated market, the notes constitute a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. See “Risk Factors” in this prospectus supplement.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. Neither we nor the underwriters will be obligated to reimburse a purchaser for any such stamp taxes or other charges so paid by the purchaser.

The underwriters expect to deliver the notes against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement or on the subsequent day, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

VALIDITY OF THE NOTES

The validity of the notes under the laws of the State of New York and the federal law of the United States will be passed on for us by Andrews Kurth LLP, Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

LISTING AND GENERAL INFORMATION

Application has been made to have the notes admitted to the Official List and to trading on its regulated market. We estimate that we will incur expenses of approximately €              relating to the admission of the notes to the Official List and to trading on its regulated market.

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions authorizing the issue and sale of the notes were adopted by the executive committee of our board of directors effective as of September     , 2009.

This prospectus supplement dated September     , 2009, together with the accompanying prospectus dated January 14, 2009, when in final form, will constitute a “prospectus” for the purpose of the Prospectus Directive. This prospectus supplement is not, and should not be deemed to be, a “supplement to the prospectus” for purposes of Article 16 of the Prospectus Directive or Regulation 51 or 52 of Prospectus (Directive 2003/71/EC) Regulations 2005.

Copies of this prospectus supplement and the accompanying prospectus will be available free of charge at the office in London of The Bank of New York Mellon, our paying agent and transfer agent for the notes in London, which is located at One Canada Square, London, E14 5AL, England, and at our principal executive offices, which are located at 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America. In addition, copies, in physical format, of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the SEC may be obtained free of charge at our principal executive offices. Those documents may also be reviewed in electronic format at our website at www.walmartstores.com.

For the life of this prospectus supplement and the accompanying prospectus under the Prospectus Directive, copies of the following documents will be available, in physical format, for inspection at the office in London of The Bank of New York Mellon, our paying agent and transfer agent for the notes in London, and at our principal executive offices:

•	the Restated Certificate of Incorporation and the Amended and Restated By-laws of Wal-Mart Stores, Inc., each as amended to date;

•

all documents that are incorporated by reference in the accompanying prospectus through the date of this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 as filed with the SEC, our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2009 and July 31, 2009 and our Current Reports on Form 8-K filed on February 5, 2009, March 9, 2009, March 26, 2009, May 14, 2009 (reporting information under Item 8.01), May 20, 2009 and July 24, 2009;

•

the audited consolidated annual financial statements of Wal-Mart Stores, Inc. for the fiscal years ended January 31, 2008 and 2009, including the notes thereto and the report of Ernst & Young LLP, an independent registered public accounting firm, regarding their audit of those consolidated financial statements;

•	the indenture, including a supplemental indenture thereto;

•	the series term certificate establishing the terms of the notes under the indenture; and

•	the form of global note.

Except as disclosed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the accompanying prospectus, no material adverse change has occurred in our consolidated financial position or results of operation since January 31, 2009. Except as disclosed in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the accompanying prospectus, there has been no significant change in the financial or trading position of Wal-Mart Stores, Inc. since July 31, 2009.

Our Annual Reports on Form 10-K filed with the SEC and our annual reports to our shareholders include our audited annual consolidated financial statements as of the dates and for the periods identified in those reports, which financial statements were prepared in accordance with U.S. GAAP. Our Quarterly Reports on Form 10-Q filed with the SEC include our unaudited condensed consolidated financial statements as of the dates and for the periods identified in those reports.

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, and the effectiveness of our internal control over financial reporting as of January 31, 2009 (excluding the internal control over financial reporting of Distribución y Servicio D&S S.A.), as set forth in such firm’s reports thereon. Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting contains an explanatory paragraph describing the above-referenced exclusion of Distribución y Servicio D&S S.A. from the scope of such firm’s audit of our internal control over financial reporting. Those reports are incorporated by reference in the accompanying prospectus and our shelf registration statement of which that prospectus is a part. Our consolidated financial statements described above are incorporated by reference in the accompanying prospectus in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing. Ernst & Young LLP is registered as an independent registered public accounting firm with the Public Company Accounting Oversight Board in the United States of America. See “Experts” in the accompanying prospectus.

Except as disclosed in our Annual Report on Form 10-K for our fiscal year ended January 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009, neither we nor any of our subsidiaries are subject to any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) which may have, or have had during the recent past, a significant effect on our consolidated financial position, results of operations or profitability.

The notes have been accepted for clearance through Clearstream and Euroclear and have been assigned the following identification numbers:

ISIN Number	Common Code

PROSPECTUS

WAL-MART STORES, INC.

DEBT SECURITIES

This prospectus relates to our offer and sale of our debt securities of one or more different series from time to time. The debt securities of each series we may offer pursuant to this prospectus will have terms and conditions distinct from the terms and conditions of each other series of our debt securities. We will determine the terms and conditions of each series of debt securities when we first offer debt securities of that series.

We describe in this prospectus certain terms and conditions of the debt securities we may offer. For each offering of debt securities, we will provide a prospectus supplement describing the specific terms and conditions of the debt securities of each series being offered to the extent those terms and conditions are not described, or differ from the terms and conditions described, in this prospectus. The applicable prospectus supplement will describe:

•	the principal amount of the debt securities being offered;

•	the price or prices at which the debt securities are being offered to the public;

•	the currency in which the debt securities are denominated;

•	the maturity date of the debt securities;

•	the interest rate or rates for the debt securities, which may be fixed or variable;

•	the dates on which we will pay the principal of and premium, if any, and interest on the debt securities;

•	any redemption provisions of the debt securities in addition to those we describe in this prospectus; and

•	whether we will list the debt securities for trading on any securities or stock exchange.

The applicable prospectus supplement may also contain other important information concerning our company, the debt securities being offered and the offering, including tax consequences of an investment in those debt securities other than those described in this prospectus. Information in the applicable prospectus supplement or that we incorporate by reference in this prospectus may supplement, update or change other information contained or incorporated by reference in this prospectus.

We discuss risk factors relating to our company in filings we make with the SEC, including under “Risk Factors” in our most recently filed Annual Report on Form 10-K. The prospectus supplement relating to a particular offer of debt securities may discuss certain risks of investing in those debt securities. You should carefully consider these risk factors and risks before deciding to purchase any debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2009.

ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using the automatic “shelf” registration process afforded to “well-known seasoned issuers” as described in Rule 405 under the Securities Act of 1933. Under the automatic shelf registration statement, we may offer and sell, from time to time, in one or more offerings debt securities as described in this prospectus and in an applicable prospectus supplement. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement.

For further information about our company, our business, our financial performance and the debt securities, you should refer to the registration statement and its exhibits. Some of the exhibits to that registration statement are incorporated by reference to other filings we have made with the SEC, including the indenture under which any debt securities offered by this prospectus will be issued and certain other important documents. We have summarized certain terms of the indenture in this prospectus, but that summary may not contain all of the information you may want regarding the indenture’s terms. Consequently, you should review the full text of the indenture.

We urge you to read carefully both this prospectus and the applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding if you will invest in any debt securities that we may offer pursuant to this prospectus. As you read this prospectus, please remember that the specific terms and conditions of the debt securities described in the applicable prospectus supplement will supplement and may, in certain instances, modify or replace the general terms and conditions of the debt securities described in this prospectus. You should read carefully the particular terms of the debt securities described in the applicable prospectus supplement. If differences exist between the information relating to those debt securities contained in the applicable prospectus supplement and similar information contained in this prospectus, the information in the applicable prospectus supplement will control. Consequently, certain of the statements made in this prospectus may not apply to the debt securities of a particular series.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

In this prospectus and the applicable prospectus supplement, unless otherwise specified, the terms “we,” “us,” “our” and “our company” refer to Wal-Mart Stores, Inc. and its consolidated subsidiaries. The term “applicable prospectus supplement” refers to the prospectus supplement accompanying this prospectus by which we offer specific debt securities in a particular offering.

You should rely only on the information contained or incorporated by reference in this prospectus and in the applicable prospectus supplement. We have not authorized anyone to provide you with any inconsistent information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.walmartstores.com. The information contained on our corporate website or any other website maintained by us is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange. For information on obtaining copies of public filings at the New York Stock Exchange, you should call 212-656-5060.

As permitted by the SEC’s rules, we “incorporate by reference” into this prospectus information contained in certain documents we file with the SEC, which means we disclose to you important information concerning us by referring you to those documents that we have incorporated by reference. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 so long as the registration statement of which this prospectus is a part remains effective.

•	Our Annual Report on Form 10-K for our fiscal year ended January 31, 2008.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended April 30, 2008, July 31, 2008 and October 31, 2008.

•	Our Current Reports on Form 8-K filed with the SEC on April 14, 2008, August 21, 2008, November 21, 2008, January 7, 2009 and January 13, 2009.

The information contained in this prospectus will be updated and supplemented by the information contained in certain filings we make with the SEC in the future, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference in this prospectus. The information contained in those filings will be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus and in the filings previously filed with the SEC that are incorporated by reference into this prospectus. Please note that we will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus unless, and only to the extent, specified in that report. We may file one or more Current Reports on Form 8-K specifically in connection with a particular offering of debt securities pursuant to this prospectus to incorporate by reference in this prospectus information concerning our company, the terms and conditions of the debt securities being offered or the specific terms of that offering of debt securities. When we use the term “prospectus” in this prospectus or in any applicable prospectus supplement, we are referring to this prospectus as updated and supplemented by all information incorporated by reference in this prospectus from our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as described above, as well as from the other filings and documents incorporated by reference in this prospectus as described above.

You can obtain any of our filings incorporated by reference into this prospectus through us, from the SEC or from the New York Stock Exchange as noted above. We will provide to you a copy of any or all of the filings incorporated by reference in this prospectus, as well as a copy of the indenture and any other agreements referred to in this prospectus, free of charge. To request a copy of any such filing or other document, you should write or call: Wal-Mart Stores, Inc., 702 S.W. 8th Street, Bentonville, Arkansas 72716, Attention: Investor Relations, Telephone: (479) 273-8446.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, the applicable prospectus supplement and the filings incorporated by reference into this prospectus may include or incorporate by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements may address activities, events or developments as to our business, our plans and objectives for our operations or our financial performance that we expect or anticipate will or may occur in the future, including:

•	our business strategy;

•	the amount, nature and allocation of our future capital expenditures;

•	the expansion and growth of our business, including the opening of additional units in the United States and in international markets;

•	the conversion of our Walmart discount stores into supercenters and relocation of existing units;

•	the remodeling of existing units or special projects at existing units;

•	expansion and other development trends of the retail industry;

•	our ability to integrate newly acquired operations into our existing operations;

•	our pricing strategy;

•	our cost of goods;

•	our inventory levels;

•	the effect of economic developments on our customers and our operations;

•	the anticipated success and timing of our operating initiatives;

•	the anticipated success of specific merchandise lines or merchandise categories;

•	our ability to increase our market share;

•	changes in our operations, including the mix of merchandise we will sell;

•	our financing strategy;

•	our liquidity, ability to access the financial and capital markets and ability to refinance our debt as it matures;

•	our anticipated earnings per share for certain periods;

•	our effective tax rate for certain periods; and

•	the anticipated changes in our comparable store sales from one period to another period.

The expectations expressed in the forward-looking statements included in this prospectus, the applicable prospectus supplement and any information incorporated by reference into this prospectus are or will be based on reasonable assumptions within the bounds of our knowledge of our business and the environment in which we operate. However, our business operations are subject to many factors outside our control. Any one, or a combination, of these factors could materially affect our operations, financial performance, business strategy, plans, goals and objectives and cause actual results to differ materially from those expressed or projected by any forward-looking statement included in this prospectus, the applicable prospectus supplement or any document incorporated by reference in this prospectus. Those factors include:

•	general economic conditions;

•	competitive pressures;

•	inflation;

•	consumer confidence, credit availability, buying patterns and debt levels;

•	unemployment levels;

•	geo-political conditions and events;

•	weather patterns and events;

•	catastrophic events;

•	the cost of goods we sell;

•	transportation costs;

•	the cost of diesel fuel, gasoline, natural gas and electricity;

•	transport of goods from foreign suppliers;

•	information security costs;

•	trade restrictions;

•	changes in tariff and freight rates;

•	labor costs;

•	the availability of a qualified labor pool;

•	changes in employment laws and regulations;

•	the cost of healthcare and other benefits;

•	insurance costs;

•	accident-related costs;

•	the cost of construction materials;

•	the availability of acceptable building sites for new stores, clubs and other formats;

•	zoning and land use restrictions;

•	adoption of or changes in tax and other laws and regulations that affect our business, including increases in corporate tax rates;

•	the outcome of legal proceedings to which we are a party;

•	currency exchange fluctuations;

•	interest rate fluctuations; and

•	conditions and events affecting domestic and global financial and capital markets.

The foregoing factors, factors not identified above and unanticipated events could adversely affect our business operations and financial performance, and our actual results may differ materially from those expressed or projected in any forward-looking statement included in this prospectus, the applicable prospectus supplement or any document incorporated by reference in this prospectus. Consequently, this cautionary statement qualifies all such forward-looking statements. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our financial performance as expected. You should not place undue reliance on these forward-looking statements.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales. We operate retail stores in various formats around the world, serving our customers primarily through the operation of three segments:

•	our Walmart U.S. segment, which includes our discount stores, supercenters and Neighborhood Markets in the United States;

•	our Sam’s Club segment, which includes our warehouse membership clubs in the United States; and

•	our International segment, which includes our operations outside of the United States and operates a variety of retail formats.

We currently operate in all 50 states of the United States, in Argentina, Brazil, Canada, Japan, Puerto Rico and the United Kingdom, and, through majority-owned subsidiaries, in Costa Rica, El Salvador, Guatemala, Honduras, Mexico and Nicaragua. We operate in China and India through joint ventures.

Wal-Mart Stores, Inc. is the parent company of, and conducts a substantial part of its operations through, a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart Central America, Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., The Seiyu, Ltd., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Company, Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

We maintain our principal executive offices at 702 S.W. 8th Street, Bentonville, Arkansas 72716. Our main telephone number is 479-273-4000.

The address of our corporate website is http://www.walmartstores.com. Information on our corporate and other websites is not part of this prospectus or any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Nine Months Ended October 31,		Year Ended January 31,
2008	2007	2008	2007	2006	2005	2004
8.3x	8.0x	8.2x	8.7x	9.8x	10.7x	10.6x

For the purpose of computing our ratios of earnings to fixed charges, we define “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests in our subsidiaries owned by others. We define “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

Our fixed charges do not include any dividend requirements with respect to preferred stock because we do not have any shares of preferred stock outstanding.

Certain reclassifications have been made to prior periods to conform to the presentation for the current period. The ratios shown in the table above have been calculated to reflect the effects of the following entities or operations becoming discontinued operations: McLane Company, Inc., a wholly-owned subsidiary that we sold in fiscal year 2004; our South Korean and German operations that we sold in fiscal year 2007; and Gazeley Limited, a subsidiary of Asda Group Limited, that we sold in July 2008. The ratios have also been calculated to reflect the effects of the presentation as discontinued operations of the costs associated with the closure of approximately 23 stores and divestiture of certain other assets by The Seiyu, Ltd. pursuant to a restructuring program initiated in the fiscal quarter ended October 31, 2008.

The foregoing information will be updated by the information relating to our ratio of earnings to fixed charges contained in our periodic reports filed with the SEC, which will be incorporated by reference in this prospectus at the time they are filed with the SEC. See “Where You Can Find More Information” regarding how you may obtain access to or copies of those filings.

USE OF PROCEEDS

Except as otherwise specifically described in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•

to repay commercial paper indebtedness and other short-term borrowings we have incurred for general corporate purposes, including to finance capital expenditures, such as the purchase of land and construction of stores and other facilities, and to finance the acquisition of inventory;

•	to repay long-term debt as it matures or to refinance debt of one or more of our subsidiaries;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets;

•	to repay short-term borrowings that we have incurred to acquire our common stock pursuant to our share repurchase program;

•	to finance acquisitions;

•	to meet other working capital requirements; and

•	for other general corporate purposes.

Before we apply the net proceeds of any sale of our debt securities to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

DESCRIPTION OF THE DEBT SECURITIES

We summarize below material general terms and conditions that will apply to each series of debt securities that we offer pursuant to this prospectus unless otherwise stated in the applicable prospectus supplement. The applicable prospectus supplement will describe the material specific terms and conditions of the debt securities of each series being offered pursuant to this prospectus and that prospectus supplement, including any differences between those specific terms and conditions and the general terms and conditions we summarize below. We may, but need not, describe any additional or different terms and conditions of such debt securities in a report we file with the SEC, the information in which would be incorporated by reference in this prospectus. We urge you to review all of our filings with the SEC that are incorporated by reference in this prospectus. See “Where You Can Find More Information” above regarding how you may obtain access to or copies of those filings.

We will issue the debt securities in one or more series under an indenture, dated as of July 19, 2005, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as “The Bank of New York Trust Company, N.A.”), as trustee, as supplemented. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture. For a complete description of any series of debt securities, you should read both this prospectus and the applicable prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been or will be filed with the SEC in connection with the offering and is or will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed in the manner described under “Where You Can Find More Information” above or by contacting the trustee.

In this section of the prospectus, the terms “we,” “us,” “our,” and “our company” refer to Wal-Mart Stores, Inc. only and not to Wal-Mart Stores, Inc. and its consolidated subsidiaries.

General Terms

The debt securities of each series offered pursuant to this prospectus will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future unsecured and unsubordinated debt obligations. Consequently, the holders of the debt securities of such series will have a right to payment equal to that of our other unsecured creditors. None of our subsidiaries will have any obligation as to any of the debt securities or will guarantee the payment of amounts owing with respect to any of the debt securities.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will trade in book-entry form only and will be issued in definitive (i.e., physical) form only as global debt securities to a depository as described under “Book-Entry Issuance.” Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless previously redeemed or purchased and cancelled, we will repay the debt securities of each series at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

We may, without the consent of the holders of the debt securities of a series, issue additional debt securities ranking equally with and otherwise similar in all respects to the debt securities of that series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of that series previously offered and sold. The terms of the series of debt securities we create typically do not limit the maximum aggregate amount of the debt securities of a particular series that we can issue, although they may do so. No additional debt securities may be issued under the indenture if an event of default under the indenture has occurred and is continuing.

The debt securities will not be convertible, exchangeable or subject to a sinking fund unless otherwise specified in the applicable prospectus supplement. Except as described under “—Redemption upon Tax Event,” and as may be otherwise specified in the applicable prospectus supplement, we will not have the right to redeem the debt securities of any series offered pursuant to this prospectus.

The debt securities will be subject to defeasance as described under “—Provisions of the Indenture—Legal Defeasance and Covenant Defeasance.”

Notices to holders of the debt securities of a series will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

Debt securities of a series that we may offer pursuant to this prospectus will not be listed for trading on any securities or stock exchange unless the applicable prospectus supplement states that those debt securities have been listed for trading or that we have applied for admission of those debt securities for trading on a particular securities or stock exchange.

The laws of the State of New York govern the indenture, govern the outstanding debt securities of each series issued under the indenture and will govern any debt securities of a series to be issued under the indenture in the future.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as either bearing interest at a fixed rate of interest or bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise as described below and at maturity or, if earlier, the tax or other redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement. As used in the indenture, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

Fixed Rate Debt Securities

If a series of debt securities being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, any tax or other redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, and interest on the next business day, and no interest will accrue on, from and after the maturity date, the redemption date or that interest payment date. Interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If a series of debt securities being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement and as otherwise set forth below. Each floating rate debt security will have an interest rate basis or formula. Unless otherwise specified in the applicable prospectus supplement, we will base that formula on the London Interbank Offered Rate (LIBOR) for the LIBOR Currency. The term “LIBOR Currency” means the currency specified in the applicable prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable prospectus supplement, U.S. dollars. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. A spread or spread multiplier may cause the interest rate applicable to a particular series of floating rate debt securities to be higher or lower than the applicable LIBOR. Interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the notes be higher than the maximum rate of interest permitted by New York law as that law may be modified by United States law of general application.

The Bank of New York Mellon Trust Company, N.A., acts as the calculation agent for our floating rate debt securities and, in that capacity, will compute the interest accruing on the debt securities.

If any interest payment date for the debt securities of a series bearing interest at a floating rate based on LIBOR (other than the maturity date or the date of a tax or other redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date of such debt securities (or the date of a tax or other redemption, if earlier than the stated maturity date for those debt securities) falls on a day which is not a business day, then we will make the required payment of principal, premium, if any, and interest on the following day which is a business day, as if it were made on the date the payment was due. Interest will not accrue on, from or after the stated maturity date as a result of this delayed payment.

The calculation agent will reset the rate of interest on the debt securities of a series bearing interest at a floating rate based on LIBOR on each interest payment date. If any of the interest reset dates for the debt securities is not a business day, that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case, the interest reset date will be the immediately preceding business day. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including the interest reset date to but excluding the next interest reset date or until the maturity date of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities bearing interest at a floating rate based on LIBOR on the interest determination date, which will be the second London Business Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The interest determination date for the interest period commencing on date of issuance of the debt securities will be specified in the applicable prospectus supplement. “London Business Day” means any day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

If the debt securities described in the applicable prospectus supplement will bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions:

•

The LIBOR Rate for a particular interest period will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the applicable prospectus supplement commencing on the second London Business Day immediately following the particular interest determination date that appears on the Reuters Page LIBOR01 specified in the applicable prospectus supplement for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date for the LIBOR Currency. The “Index Maturity” is the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity could be one month, three months, six months or one year.

•	If the applicable LIBOR rate does not appear on Reuters Page LIBOR01, or if that Reuters Page LIBOR01 is unavailable, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will select the principal London offices of four major banks in the London interbank market and request each bank to provide its offered quotation for deposits in the LIBOR Currency having the applicable Index Maturity commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. Those quotes will be for deposits in a principal amount that is representative of a single transaction in the LIBOR Currency in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. If at least two of those banks provide a quotation, the calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•

If fewer than two of those banks provide a quotation, the calculation agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the interest determination date, quotations for loans having a term equal to the Index Maturity in LIBOR Currency to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans in a principal amount that is representative of a single transaction in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. The calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•

If none of the banks chosen by the calculation agent provides a quotation as discussed above, the rate of interest will be the interest rate in effect for the debt securities for the then current interest period.

All percentages resulting from any calculation will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. Dollar amounts used in any calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

The term “Reuters Page LIBOR01,” refers to the display appearing on Reuters 3000 Xtra (or any successor service) designated as page “LIBOR01” (or any page that replaces that page on that service or any equivalent page on any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

The calculation agent will promptly notify the trustee of each determination of the interest rate, as well as of the interest period, the amount of interest expected to accrue for that interest period and the interest payment date related to each interest reset date, as soon as such information becomes available. The trustee will make such information available to the holders of the relevant debt securities upon request. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any interest period, will be final and binding in the absence of a manifest error.

So long as floating rate debt securities of a series are outstanding, we will at all times maintain a calculation agent as to the debt securities of that series. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to The Bank of New York Mellon Trust Company, N.A. or any of its successors in that capacity in the event that:

•	any acting calculation agent is unable or unwilling to act;

•	any acting calculation agent fails duly to establish the floating interest rate for a series of floating rate debt securities; or

•	we propose to remove the calculation agent.

Payment and Paying and Transfer Agent

We will make all payments of principal of and premium, if any, and interest on the debt securities of each series offered pursuant to this prospectus to the depository for the debt securities of a series, which may be one of The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as the operator of the Euroclear Clearance System (“Euroclear”), for so long as those debt securities remain in book-entry form. If definitive securities are issued as to the debt securities of any series, we will pay the principal of and the premium, if any, and interest on those debt securities by wire transfer in accordance with the instructions given to us by the holders of those debt securities. All other payments with respect to definitive debt securities will be made at the office or agency of the paying agent within New York, New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

We will maintain an office or agency in the Borough of Manhattan, The City of New York, where debt securities of each series may be presented for registration of transfer or for exchange and an office or agency where such debt securities may be presented and surrendered for payment. The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, will also be the registrar and paying agent for the debt securities of each series unless it resigns from such position or it is otherwise replaced in such capacities as provided in the indenture. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Same-Day Settlement

The debt securities will trade in the same-day funds settlement system in the United States until maturity. Purchases of debt securities in secondary market trading must be settled in immediately available funds. Secondary market trading in the debt securities between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance.”

Payment of Additional Amounts

We will pay to the beneficial owner of any debt securities who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on such holder’s debt securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s debt securities to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)

any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those debt securities or the receipt of payments in respect of those debt securities) between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such holder’s debt securities;

(e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any debt securities if that payment can be made without withholding by any other paying agent;

(f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of debt securities to comply with our request to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the debt securities, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code;

(h)	any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of debt securities who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those debt securities.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon Tax Event

We may redeem the debt securities of a particular series at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to such debt securities), if we determine that, as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States or any other action, other than an action predicated on law generally known on or before the date of the applicable prospectus supplement relating to the first offer of debt securities of that series except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any debt securities of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of such a redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Optional Redemption

Redemption at Our Option.

If specified in the applicable prospectus supplement, we will have the option to redeem all or part of the outstanding debt securities of that series from time to time before the maturity date of the debt securities of that series. If we exercise that redemption option, we will notify the trustee and the registrar of the redemption date and of the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of the series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The price at which any debt securities are to be redeemed will be as specified in or determined in accordance with the terms of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. The notice will set forth: the redemption date; the price at which the debt securities will be redeemed; if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities, maturing after the redemption date, are to be surrendered for payment of the price at which such debt securities will be redeemed; and the CUSIP number and any Euroclear and Clearstream reference numbers applicable to the debt securities to be redeemed.

At or prior to the opening of business on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the price at which the debt securities will be redeemed will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue on and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the price set for such redemption.

Any of the debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to you without service charge, new debt securities of the same series, containing identical terms and conditions, of any authorized denominations as requested by you, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the debt securities you surrender.

Redemption at the Holder’s Option.

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at the time or times and subject to the conditions specified in that prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates and the optional repayment price, or the method by which such price will be determined. The optional repayment price will be the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security, provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “Book-Entry Issuance,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a repayment option by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner of those debt securities should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Provisions of the Indenture

The indenture, which is a contract between us and the trustee, sets forth certain terms and conditions that may not be specifically set forth in the debt securities of a series. The following discussion summarizes material provisions of the indenture. We suggest that you read the indenture in its entirety. We are incorporating by reference the provisions of the indenture summarized below by means of the section numbers of those provisions referred to below. The following summary is qualified in its entirety by those provisions of the indenture.

General

The indenture does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. With respect to each particular series of debt securities that we offer by this prospectus, this prospectus and the applicable prospectus supplement will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	any priority of payment applicable to debt securities of the series;

•	the date or dates on which the principal and premium, if any, will be paid;

•	any index, formula or other method that we must use to determine the amount of any payment of principal of or premium, if any, or interest on the debt securities of the series;

•

the index, formula or other method that we must use to determine the amount of payment of any premium and the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•

the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•

the percentage of the principal amount at which the debt securities of the series will be issued and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•

if we may prepay the debt securities of the series in whole or part, the terms of our prepayment right, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of and premium, if any, and interest, if any, on debt securities of the series will be paid;

•

if we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, the terms of our redemption or repurchase right, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•

if we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, the terms of our redemption or repurchase obligation, including when and at whose option we will be obligated to redeem or repurchase the debt securities of the series, and the redemption or repurchase price or the method for determining the redemption or repurchase price;

•

if the debt securities of the series will be convertible into or exchangeable for our securities or for securities of another person, the terms of the conversion or exchange rights, including when the conversion or exchange right may be exercised, the conversion or exchange price or the ratio or ratios or method of determining the conversion or exchange price or ratios and any other terms and conditions, including anti-dilution terms, upon which conversion or exchange may occur;

•	the denominations in which we will issue debt securities of the series (if other than $2,000 and integral multiples of $1,000 in excess thereof);

•

the currency in which we will pay principal, premium, if any, interest and other amounts owing with respect to the debt securities of the series, which may be U.S. dollars, a foreign currency, common currency or a composite currency;

•	if we are required to pay any additional amounts, the terms of our obligation to pay additional amounts and under what conditions we will be required to pay such amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to or change in the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

(Section 3.01)

If we sell debt securities of any series that are denominated in or whose purchase price is payable in one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms, and other information with respect to that series of debt securities and the relevant foreign currencies, currency units or composite currencies in each prospectus supplement relating to that series.

We may offer and sell series of the debt securities as original issue discount securities, as securities bearing no interest or as securities bearing interest at a rate that at the time of issuance is below market rates. We may also sell debt securities of a series at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any such securities or sales in each prospectus supplement relating to that series.

Conversion or Exchange Rights

Debt securities offered by this prospectus may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. We will describe the terms and conditions of conversion or exchange and the income tax consequences and other special considerations applicable to any conversion or exchange in each prospectus supplement relating to that series. The terms and conditions relating to any conversion or exchange provisions will include, among others, the following:

•	the conversion or exchange price or prices, the conversion or exchange ratio or ratios or the method of determining the conversion or exchange price or prices or ratio or ratios;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default and Waiver

An event of default with respect to the debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities of that series when that interest is due and payable and that failure continues for 30 days;

•	we fail to pay principal of or premium, if any, on any outstanding debt securities of that series when that principal or premium, if any, is due and payable;

•

we fail to perform or we breach any covenant or warranty in the indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt securities is established.

(Section 7.01)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture.

If an event of default with respect to any series of outstanding debt securities occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, the principal of and accrued and unpaid interest on the then outstanding debt securities of all series issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. (Section 7.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series and rescind and annul that acceleration, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those becoming due as a result of acceleration, have been made. (Section 7.02) If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture, proceed to protect the rights of the holders of the debt securities of that series. (Sections 7.03 and 7.12) The holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture and its consequences except an uncured default in the payment of principal of and premium, if any, or interest on those debt securities or with respect to any covenant or provision of the indenture that the indenture or the debt securities specifically provide cannot be waived without the consent of each holder of debt securities of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the debt securities of that series. (Section 7.13)

The indenture provides that upon the occurrence of an event of default arising out of our failure to pay interest when due on the debt securities of a series or our failure to pay the principal of or premium, if any, on the debt securities of a series at their maturity, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal, premium, if any, and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts. (Section 7.03)

The indenture also provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of and premium, if any, and interest on the debt securities of that series or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder. (Section 7.08)

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults with respect to the debt securities of that series known to it. However, except in the case of default in the payment of principal of or premium, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any event that is or would become, after notice or the passage of time or both, an event of default with respect to that series. (Section 8.02)

We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities. (Section 5.05)

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities or as to any series thereof, except for:

•	the rights of holders of debt securities to receive payments of principal, premium, if any, interest and additional amounts, if any, from the trust referred to below when those payments are due;

•

our obligations respecting the debt securities concerning issuing temporary debt securities, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for payments with respect to the debt securities being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “legal defeasance.” (Section 11.02)

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities. We refer to a discharge of this type as “covenant defeasance.” (Section 11.03)

To exercise either of the defeasance rights described above, certain conditions must be met, including:

•

we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, moneys in the currency in which the debt securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the debt securities are denominated or a combination of cash and such securities, in amounts sufficient to pay the principal of and premium, if any, and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•

the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the legal defeasance of the debt securities of a series, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•

the trustee must receive an opinion of counsel to the effect that, after the ninety-first day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

(Section 11.04)

Satisfaction and Discharge

If we so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the debt securities, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture and the debt securities when:

•

either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and debt securities that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•

all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•

in each of the foregoing cases, we have irrevocably deposited or caused to be deposited with the trustee in trust for the purpose, an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal and premium, if any, on and interest on those securities to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be; and

•	we have paid or caused to be paid all sums payable under the indenture by us; and

•	no default or event of default then exists; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

(Section 11.08)

Modification of the Indenture

We and the trustee may execute a supplemental indenture to add provisions to or to eliminate or change provisions of the indenture or to modify otherwise the rights of the holders of debt securities of one or more series if we have the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by that supplemental indenture. However, we and the trustee may not execute a supplemental indenture without the consent of each holder of debt securities of the series affected by that supplemental indenture if that supplement indenture would, among other things:

•

change the maturity of the principal of, or the stated maturity of any installment of interest or premium, if any, on, any debt security, reduce the principal amount of or the premium, if any, or rate of interest on any debt security, change any method for determining the rate of interest on any debt security, change the obligation to pay any additional amounts with respect to any debt security, reduce the amount due and payable on a debt security upon the acceleration of its maturity or upon its repurchase or redemption if the amount payable upon acceleration, repurchase or redemption is otherwise less than the stated principal amount of that debt security, change the method of calculating interest on a debt security, change the currency in which the principal of or the premium, if any, or interest on a debt security is payable, reduce the minimum rate of interest on any debt security or impair the right to institute suit for the enforcement of any such payment on or with respect to any such holder’s debt securities;

•

reduce the percentage in principal amount of outstanding debt securities of any series described above as being required to consent to entry into a particular supplemental indenture or for the waiver of certain defaults under the indenture and their consequences; or

•	modify the provisions of the indenture relating to modification of the indenture, except in certain specified respects.

(Section 9.02)

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective covenants with respect to the debt securities and the indenture;

•	add to our covenants further restrictions or conditions for the benefit of holders of all or any series of the debt securities;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be inconsistent with another provision;

•	add additional events of default with respect to all or any series of the debt securities;

•	add to, change or eliminate any provision of the indenture, provided that the addition, change or elimination will not affect any outstanding debt securities;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established;

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture; and

•	comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939.

(Section 9.01)

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “—Events of Default and Waiver.” (Sections 10.01 and 10.02)

No Limitations on Additional Debt and Liens

The indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets. We may also incur from time to time additional debt other than through the issuance of debt securities under this prospectus. If we incur that additional debt by issuing other debt securities, we may, but need not, issue those debt securities pursuant to the indenture.

Indenture Trustee

The Bank of New York Mellon Trust Company, N.A., is the trustee under the indenture and will also be the registrar and paying agent for each series of debt securities offered and sold pursuant to this prospectus unless otherwise specified in the applicable prospectus supplement. The trustee is a national banking association with its principal offices in Los Angeles, California. The trustee has administered debt securities that we have previously issued under the indenture through its Chicago, Illinois office, and we anticipate that the trustee will also administer the debt securities of each series issued pursuant to this prospectus through its Chicago, Illinois, office.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if an event of default, as described above under “—Events of Default and Waiver,” occurs. Second, the trustee performs certain administrative duties related to the debt securities of each series for us. The trustee is entitled, subject to its duty when a default has occurred and is continuing to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities of a series may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

We have previously issued under the indenture, and there were outstanding at the date of this prospectus, senior unsecured debt securities denominated in U.S. dollars (which have an aggregate principal amount of $12.3 billion), senior unsecured debt securities denominated in pounds sterling (which have an aggregate principal amount of £1.0 billion), and senior unsecured debt securities denominated in Japanese yen (which have an aggregate principal amount of ¥50 billion). The Bank of New York Mellon Trust Company, N.A. also serves as trustee (as the successor trustee to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago) under other indentures under which we or entities in which we have had some interest have issued debt securities. The debt securities outstanding under those other indentures are our senior unsecured debt securities denominated in U.S. dollars (which have an aggregate principal amount of approximately $12.7 billion), our senior unsecured debt securities denominated in pounds sterling (which have an aggregate principal amount of approximately £2.0 billion) and debt securities relating to sale-leaseback arrangements to which we or one of our subsidiaries is a party and pass-through trusts relating to real estate financings to which we or one of our subsidiaries was a party (which have an aggregate principal amount of approximately $183.8 million).

BOOK-ENTRY ISSUANCE

Unless otherwise provided in the applicable prospectus supplement, we will issue the debt securities of each series offered by means of this prospectus in the form of one or more fully registered global debt securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by DTC in the United States and by Euroclear and Clearstream in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth under “—Definitive Debt Securities” or in the applicable prospectus supplement. Unless and until definitive debt securities are issued and those particular debt securities are no longer held in the form of one or more global debt securities, all references to actions by holders of any debt securities refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform those procedures, and those procedures may be modified or discontinued at any time. Neither we, the trustee nor any registrar and transfer agent with respect to our debt securities of any series offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing the operations of DTC, Euroclear or Clearstream.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the debt securities of a series being offered and sold by means of this prospectus, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any of those debt securities sold outside of the United States and cross-market transfers of those debt securities associated with secondary market trading. While the following information in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources we believe to be reliable, we take no responsibility for the accuracy of that information. Furthermore, DTC, Euroclear and Clearstream have no obligation to perform or continue to perform the procedures described below, and any of them may discontinue or change those procedures at any time.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues and money market instruments that DTC’s participants, referred to as “direct DTC participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the

DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to direct and indirect participants are on file with the SEC.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect. When you purchase debt securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. When you actually purchase the debt securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the debt securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and premium, if any, and interest on the debt securities. Direct and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the terms and conditions of the debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of debt securities, based on their customary practices. Payments to you with respect to your beneficial interest in any debt securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or our company.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debt securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Euroclear as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive debt securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the debt securities purchased. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Deutsche Börse AG. The shareholders of Deutsche Börse AG are primarily banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the debt securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Clearstream as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive debt securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the debt securities. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Certificated Debt Securities

Debt securities represented by one or more global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the debt securities.

If the global security is exchanged for certificated debt securities, the trustee will keep the registration books for the debt securities at its corporate office and follow customary practices and procedures regarding those certificated debt securities.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Unless otherwise disclosed in the prospectus supplement relating to the debt securities of a particular series, the following is a discussion of the material U.S. federal income tax consequences of the ownership of debt securities of each series offered by means of this prospectus for beneficial owners of debt securities. Except where noted, this discussion deals only with debt securities held as capital assets and does not deal with special situations. For example, this discussion does not address:

•

tax consequences to beneficial owners of debt securities who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to “United States holders” (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to beneficial owners of debt securities that are “controlled foreign corporations” or “passive foreign investment companies”;

•	tax consequences to beneficial owners of debt securities that are “contingent payment debt instruments”;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the debt securities, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the debt securities, you should consult your tax advisors.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those discussed below. The discussion set forth below also assumes that all debt securities issued under this prospectus constitute debt for U.S. federal income tax purposes. If any debt securities do not constitute debt for U.S. federal income tax purposes, the tax consequences of ownership of such debt securities could differ materially from the tax consequences described below. We will summarize any special United States federal tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement or supplements.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to you if you are a United States holder of debt securities. Certain consequences to “non-United States holders” of debt securities are described under “—Consequences to Non-United States Holders” below.

“United States holder” means a beneficial owner of debt securities that is:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Except as described below under “—Original Issue Discount,” interest on debt securities that you beneficially own will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be issued with OID (an “OID debt security”), we will disclose that determination in the applicable prospectus supplement or supplements relating to those debt securities. Special rules described below apply to debt securities with a maturity of one year or less.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the applicable prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities. If you are considering the purchase of floating rate OID debt securities, debt securities with indexed principal amounts or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities, you should carefully examine the applicable prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the U.S. federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated

interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service (the “IRS”). If this election were to be made with respect to a debt security with market discount, you would be deemed to have made an election to currently include in income market discount with respect to all other debt instruments having market discount that you acquire during the year of the election or thereafter, as described below in “—Market Discount.” Similarly, if you make this election for a debt security that is acquired at a premium you will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that you own or acquire during the year of the election or thereafter, as described below in “—Acquisition Premium and Amortizable Bond Premium.” You should consult with your own tax advisors about this election.

Short-Term Debt Securities

In the case of debt securities with a maturity upon issuance of one year or less (“short-term debt securities”), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States holders that report income for U.S. federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of the sale, exchange or retirement. In addition, if you are not required, and do not elect, to include discount in income currently, you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

If you purchase debt securities, other than OID debt securities, for an amount that is less than their stated redemption price at maturity or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on or any gain on the sale, exchange, retirement or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in the debt securities that you beneficially own will, in general, be your cost for those debt securities increased by OID, market discount or any discount with respect to short-term debt securities that you previously included in income, and reduced by any amortized premium and any cash payments received with respect to that debt security other than payments of qualified stated interest.

Upon your sale, exchange, retirement or other taxable disposition of the debt securities, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest for U.S. federal income tax purposes if not previously taken into income) and your adjusted tax basis in the debt securities. Except as described above with respect to short-term debt securities or market discount, with respect to gain or loss attributable to changes in exchange rates as described below with respect to foreign currency debt securities and with respect to contingent payment debt instruments (which this summary generally does not discuss), that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Reset Debt Securities

If so specified in the applicable prospectus supplement, we or you may have the option to reset the interest rate, the spread or the spread multiplier of the debt securities of a series.

The U.S. federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities (although, in certain circumstances, such a deemed exchange may qualify as a tax-free recapitalization). If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such deemed exchange.

You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

Foreign Currency Debt Securities

Payments of Interest. Except as described below under “—Original Issue Discount,” if you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period;

•	the last day of the taxable year if the accrual period straddles your taxable year; or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such debt securities (including, upon the sale of such debt securities, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount. OID on debt securities that are also foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security;

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

•	third, as the receipt of principal.

Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt securities are retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on foreign currency debt securities will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt securities.

If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement. Upon the sale, exchange, retirement or other taxable disposition of foreign currency debt securities, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest for U.S. federal income tax purposes if not previously taken into income) and your adjusted tax basis in the foreign currency debt securities. Your initial tax basis in foreign currency debt securities generally will be your U.S. dollar cost of those foreign currency debt securities. If you purchased foreign currency debt securities with foreign currency, your cost generally will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt securities determined at the time of such purchase. If your foreign currency debt securities are sold, exchanged or retired for an amount denominated in foreign currency, then your amount realized generally will be based on the spot rate of the foreign currency on the date of sale, exchange or retirement. If you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

Subject to the foreign currency rules discussed below and application of the rules with respect to short-term debt securities or market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the foreign currency debt securities have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange or retirement of foreign currency debt securities would generally be treated as U.S. source gain or loss.

A portion of your gain or loss with respect to the principal amount of foreign currency debt securities may be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the foreign currency debt securities are your purchase price for the foreign currency debt securities calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the foreign currency debt securities and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the foreign currency debt securities. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the foreign currency debt securities.

Exchange Gain or Loss with Respect to Foreign Currency. Your tax basis in the foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value thereof at the spot rate in effect on the date the foreign currency is received. Your tax basis in foreign currency received on the sale, exchange or retirement of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. As discussed above, if the foreign currency debt securities are traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange or retirement. Accordingly, your basis in the foreign currency received would be equal to the spot rate of exchange on the settlement date.

Any gain or loss recognized by you on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be U.S. source gain or loss.

Reportable Transactions. Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency debt securities to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in those debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid to you on the debt securities and to the proceeds of sales of the debt securities made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of debt securities. A non-United States holder is a beneficial owner of debt securities who is not a United States holder (as defined above) and is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Federal Withholding Tax

Under the “portfolio interest” rule, the 30% U.S. federal withholding tax will not apply to any payment of interest, including OID, on the debt securities, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the related U.S. Treasury regulations; and

•

(1) you provide your name and address on an IRS Form W-8BEN (or successor form) and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below.

Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals. The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of any of the debt securities.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and premium, if any, and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that premium, if any, and interest, including OID, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, premium, if any, and interest, including OID, on debt securities will be included in your earnings and profits.

Any gain realized on the disposition of debt securities generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “—U.S. Federal Withholding Tax,” without regard to the certification requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest, including OID, on the debt securities paid to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The foregoing discussion is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership or disposition of the debt securities. Prospective purchasers of the debt securities should consult their own tax advisers concerning the tax consequences of their particular situations.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	through a combination of any of those methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions as follows:

•	at fixed prices or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of debt securities under this prospectus.

Underwritten Offerings

We may offer debt securities to the public through underwriting syndicates represented by managing underwriters or through one or more underwriters without an underwriting syndicate. If underwriters are used for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may then resell the debt securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased.

If we use an underwriter or underwriters in the sale of particular debt securities, we will execute an underwriting agreement with those underwriters at the time of sale of those debt securities. The names of the underwriters will be set forth in the applicable prospectus supplement used by the underwriters, in conjunction with this prospectus to resell those debt securities. The compensation of any underwriters will also be set forth in the applicable prospectus supplement. Underwriters may sell the debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriter of debt securities will be an “underwriter” (as defined in the Securities Act of 1933) in connection with the debt securities offered through or by such underwriter. Any discounts or commissions the underwriters receive and any profit they realize on their resale of the debt securities they acquire in any underwritten offering will be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Underwriters of our debt securities and one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Dealers, Agents and Direct Sales

We may solicit offers to purchase debt securities of one or more series directly from one or more institutional investors. Offers to purchase debt securities of one or more series may also be solicited by agents designated by us from time to time. Sales of debt securities in such instances may be at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agents involved in the offer or sale of debt securities will be named, and any commissions payable by us to those agents, will be set forth in the applicable prospectus supplement.

If dealers are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to those dealers as principals. The dealers may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement relating to those debt securities sold by such dealers will include any required information about the compensation received by such dealers in connection with any such offer and sale of our debt securities, including any discounts, commissions or concessions underwriters allow to participating dealers in connection with an underwritten offering of our debt securities.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the debt securities offered by means of this prospectus, if the applicable prospectus supplement relating to such offering so indicates. Such offers and sales will be made pursuant to a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents in any such remarketing of debt securities. If there is a remarketing arrangement with respect to the particular debt securities described in an applicable prospectus supplement, that prospectus supplement will identify any such remarketing firm and the terms of its agreement, if any, with us and describes the remarketing firm’s compensation.

Any dealers, agents and remarketing firms named in an applicable prospectus supplement relating to the offer and sale or remarketing of our debt securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby. Any discounts, commissions, concessions or other compensation they receive from us or other sources in connection with any such transaction in our debt securities and any profit they realize on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Dealers, agents and remarketing agents through whom any of the debt securities are offered or remarketed or one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Indemnification

We may agree to indemnify the underwriters, dealers, agents and remarketing firms under underwriting or other agreements entered into in connection with the offer and sale of debt securities against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that those underwriters, dealers, agents and other persons are required to make relating to those liabilities.

Stabilization and Other Matters

In order to facilitate the offering of the debt securities, an underwriter of the debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, an underwriter may over-allot debt securities, that is, sell more securities than it is obligated to purchase, in connection with the offering, creating a short position in the debt securities for its own account. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, an underwriter may bid for, and purchase, the debt securities or any other debt securities in the open market. In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels or retard a decline in the market price of the debt securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Market for Debt Securities

Unless stated otherwise in an applicable prospectus supplement, each series of debt securities will be a new issue of the debt securities and will have no established trading market. Any underwriters to whom any of the debt securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities offered in any particular offering may or may not be listed on a securities exchange. We cannot assure you that there will be a market for any of the debt securities offered and sold under this prospectus.

Restrictions on Resale

The applicable prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the debt securities or the distribution of this prospectus and the applicable prospectus supplement in specified jurisdictions outside the United States.

Electronic Distribution

This prospectus and an applicable prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in connection with any offering or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than this prospectus and an applicable prospectus supplement in electronic format and any electronic road show, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Trading Prior to Settlement

In an underwritten offering of debt securities, the underwriters will expect to deliver the notes against payment therefor on or about a date that will be specified on the cover page of the applicable prospectus supplement. That date may be between the third and tenth business day following the date of that prospectus supplement. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the settlement date is later than the third business day following the date of that prospectus supplement, any purchaser who wishes to trade the debt securities on the date of the applicable prospectus supplement or on the subsequent days prior to the settlement date, will be required, by virtue of the fact that the sale of the debt securities initially will settle on such later business day, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Andrews Kurth LLP, Dallas, Texas, will act as our counsel and pass on the validity of the debt securities, and Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel to the underwriters in any underwritten offer of the debt securities and will pass on the validity of the debt securities for the underwriters.

EXPERTS

Our consolidated financial statements as of January 31, 2008 and 2007 and for each of the three years in the period ended January 31, 2008 incorporated by reference in our registration statement of which this prospectus forms a part and this prospectus from our Current Report on Form 8-K filed on January 13, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. The effectiveness of our internal control over financial reporting as of January 31, 2008 (excluding the internal control over financial reporting of Bounteous Company Ltd) has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated by reference herein from our Annual Report on Form 10-K for the year ended January 31, 2008. Their report on our internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Bounteous Company Ltd from the scope of such firm’s audit of our internal control over financial reporting. Such audited consolidated financial statements are, and our audited consolidated financial statements to be included or incorporated by reference in our subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PRINCIPAL EXECUTIVE OFFICES OF WAL-MART STORES, INC.

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

U.S.A.

TRUSTEE, REGISTRAR, U.S. PAYING AGENT AND U.S. TRANSFER AGENT

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, Suite 1020

Chicago, Illinois 60602

U.S.A.

LONDON PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon

One Canada Square

London E14 5AL

England

IRISH LISTING AGENT

Arthur Cox Listing Services Limited

Earlsfort Centre, Earlsfort Terrace

Dublin 2

Ireland

LEGAL ADVISERS

To the Company as to United States law	To the Company as to Irish law	To the Company as to United Kingdom tax law
Andrews Kurth LLP 1717 Main Street Suite 3700 Dallas, Texas 75201 U.S.A.	Arthur Cox Earlsfort Centre, Earlsfort Terrace Dublin 2 Ireland	Simmons & Simmons CityPoint One Ropemaker Street London EC2Y 9SS England

To the Underwriters

as to United States law

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

U.S.A.

INDEPENDENT AUDITORS

Ernst & Young LLP

Independent Registered Public Accounting Firm

5414 Pinnacle Point, Suite 102

Rogers, Arkansas 72758

U.S.A.

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Wal-Mart Stores, Inc.

    % Notes Due

PROSPECTUS SUPPLEMENT

September     , 2009

Joint Book-Running Managers

Barclays Capital	Deutsche Bank	The Royal Bank of Scotland